Exhibit 99.1

Heritage Commerce Corp Completes $40 Million Capital Raise as a Participant in the U.S. Treasury Program

San Jose, CA – November 24, 2008 — Heritage Commerce Corp (Nasdaq: HTBK), parent company of Heritage Bank of Commerce, today announced it has raised $40 million in new capital as a participant in the U.S. Department of the Treasury’s Capital Purchase Program.

Heritage previously announced on November 5, 2008, that it had received preliminary approval for the transaction, subject to customary closing conditions and standard documentation.  This transaction is part of the Treasury’s program to encourage U.S. financial institutions to build capital to increase the flow of financing to U.S. businesses and consumers and to support the U.S. economy.   “This capital infusion will provide the additional capital base for us to increase our ability to meet the needs of our customers and the communities we serve,” said Walter Kaczmarek, President and Chief Executive Officer.  “Additionally, we believe our shareholders will benefit from this additional capital which further enhances our well capitalized position and should allow us to expand our market share in a sound manner.”

The Capital Purchase Program involves the issuance of senior preferred stock and common stock warrants to the U.S. Department of Treasury.  The preferred stock will pay a 5% dividend for the first five years, after which the rate will increase to 9% if the preferred shares are not redeemed by the Company.  A summary of the Capital Purchase Program can be found on the Treasury’s website at www.ustreas.gov/initiatives/eesa.

For bank regulatory purposes, both the consolidated Company and Heritage Bank of Commerce are “well-capitalized” as of September 30, 2008, the latest reporting date.  On a pro forma basis, if the issuance of the preferred stock had occurred on September 30, 2008, the Company’s consolidated leverage ratio would have increased to 10.72% from 8.27%, the Tier 1 risked-based capital ratio would have increased to 11.70% from 8.83%, and the total risk-based capital ratio would have increased to 12.95% from 10.08%.

Heritage Commerce Corp, a bank holding company established in February 1998, is the parent company of Heritage Bank of Commerce, established in 1994 and headquartered in San Jose with full-service branches in Los Gatos, Fremont, Danville, Pleasanton, Walnut Creek, Morgan Hill, Gilroy, Mountain View, and Los Altos.  Heritage Bank of Commerce is an SBA Preferred Lender with Loan Production Offices in Fresno, Sacramento, Oakland and Santa Rosa, California.  For more information, please visit www.heritagecommercecorp.com.

Forward Looking Statement Disclaimer

This release may contain forward-looking statements that are subject to risks and uncertainties. Such risks and uncertainties may include, but are not necessarily limited to, the Company’s ability to sustain dividend payments, fluctuations in interest rates and monetary policy established by the Federal Reserve, inflation, government regulations, general economic conditions, competition within the business areas in which the Company is conducting its operations, including the real estate market in California, the ability to recognize identified cost savings, and other factors beyond the Company’s control. Such risks and uncertainties could cause results for subsequent interim periods or for the entire year to differ materially from those indicated. For a discussion of factors which could cause results to differ, please see the Company’s reports on Forms 10-K and 10-Q as filed with the Securities and Exchange Commission and the Company’s press releases. Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

Member FDIC